Exhibit 99
DEARBORN BANCORP REPORTS 48.3% INCREASE
IN THIRD QUARTER EARNINGS
     DEARBORN, Michigan, October 18, 2005 ... Dearborn Bancorp, Inc., (Nasdaq: DEAR), the Holding Company for Community Bank of Dearborn, had record earnings of $2,079,000 or $0.38 per fully diluted common share for the three months ended September 30, 2005. This was 48.3 percent more than the Company’s earnings of $1,402,000 ($0.28 per diluted share) during the same period of 2004.
     Earnings for the first nine months of 2005 were $5,256,000 ($0.97 per diluted share). This was 32.5 percent more than income of $3,966,000 ($0.95 per diluted share) reported for the same three quarters of 2004. During the twelve months preceding the end of the Third Quarter of 2005, the Company’s total assets increased 22.0 percent to $700,397,000, total deposits went up 22.4 percent to $573,954,000 and total loans grew 36.0 percent to $645,026,000.
     Michael J. Ross, President and Chief Executive Officer of both the Holding Company and the Bank, announced his organization’s results and commented, “We have been making excellent progress in all phases of our business. We believe that there are two principal reasons for these favorable trends.”
     He continued, “First, as we become better known in the marketplace, we have been gradually shifting our marketing emphasis from deposit generation to loan originations. In our earlier days, we concentrated on attracting new deposits and then found loans to employ them. Now, we are focusing more on the lending side of our business and then finding deposits to fund our new loans. This has had a favorable effect on our net interest margins.”
     “Second, we are a niche player in the vast southeastern Michigan market. Even with a great deal of unfavorable economic news emanating for this area lately, there are substantial pockets of prosperity here and we have been successful in identifying and cultivating them. Consequently, we have been able to increase our lending volume at a healthy pace while maintaining above-average credit quality. Taken together, these two facts are allowing us to do well in an otherwise difficult business climate.”
     Dearborn Bancorp, Inc., is a registered bank holding company. Its sole subsidiary is Community Bank of Dearborn. The Bank operates twelve offices in Wayne, Oakland, Macomb and Washtenaw Counties in the State of Michigan. The Company’s common shares trade on the Nasdaq National Market under the symbol DEAR.
Contact: Michael J. Ross, President & CEO or Jeffrey L. Karafa, CFO at (313) 565-5700

Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and about the Corporation and the Bank. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.
Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors and could cause a difference between the ultimate actual outcome and a preceding forward-looking statement.

DEARBORN BANCORP, INC.

(In thousands, except share and per share data)	Three months ended		Nine months ended
	September 30		September 30

Condensed Statement of Income:	2005	2004	2005	2004

Interest income	$11,334	$7,426	$31,864	$20,773
Interest expense	4,281	2,423	11,566	6,471

Net interest income	7,053	5,003	20,298	14,302
Provision for loan losses	248	369	991	874

Net interest income after provision	6,805	4,634	19,307	13,428
Non-interest income	305	246	412	971
Non-interest expense	3,961	2,755	11,758	8,394

Net income before taxes	3,149	2,125	7,961	6,005
Income tax provision	1,070	723	2,705	2,039

Net income	$2,079	$1,402	$5,256	$3,966

Share Data:
Weighted avg no. of shares outstanding — basic	5,109,849	4,584,016	5,078,869	3,818,406
Weighted avg no. of shares outstanding — diluted	5,432,016	4,963,943	5,424,350	4,191,238
Period end shares outstanding			5,136,455	5,003,870

Per Common Share Data:
Net income, basic	$0.41	$0.31	$1.03	$1.04
Net income, diluted	$0.38	$0.28	$0.97	$0.95
Closing Stock Price			$25.70	$23.68
Book Value			$15.93	$14.51

Selected Financial Ratios
Return on average stockholders’ equity	10.30%	8.90%	8.95%	11.68%
Return on average total assets	1.19%	1.04%	1.02%	1.08%
Average equity to average total assets	11.58%	11.69%	11.40%	9.26%

Condensed Balance Sheet:		Sep. 30	Dec. 31	Sep. 30
		2005	2004	2004

Assets
Cash and equivalents		$16,681	$20,869	$47,579
Mortgage loans held for sale		2,674	1,692	1,533
Investment securities, available for sale		15,430	22,197	40,939
Loans		645,026	587,562	474,111
Allowance for loan losses		(6,757)	(5,884)	(5,188)
Premises and equipment		14,101	13,124	10,987
Goodwill and intangible assets		7,841	7,982	—
Other assets		5,401	5,120	4,444

Total assets		$700,397	$652,662	$574,093

Liabilities and stockholders’ equity
Deposits		$573,954	$540,880	$469,014
Federal funds purchased		4,500	—	—
Federal Home Loan Bank advances		25,588	20,614	20,614
Securities sold under agreements to repurchase		2,361	4,115	—
Other liabilities		2,505	2,449	2,068
Subordinated debentures		10,000	10,000	10,000
Stockholders’ equity		81,489	74,604	72,397

Total liabilities and stockholders’ equity		$700,397	$652,662	$574,093

Other Data:
Nonperforming loans to total loans		0.25%	0.47%	0.40%
Net charge-offs to average loans		0.02%	0.00%	0.00%
Net interest margin for the Quarter		4.20%	4.04%	3.82%
Net interest margin for the Year		4.15%	4.04%	4.05%